PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 22 April 2004

Fidelis to Acquire Interest in North Franklin Project -- Sacramento Basin California Natural Gas Play.

TUCSON, AZ--(MARKET WIRE)--Apr 22, 2004 -- Fidelis Energy, Inc. (OTC BB:FDEI.OB - News), an oil and gas company/producer dedicated to developing North America's resources, today announced that the Company will acquire a 15% working interest in the North Franklin Project, a Sacramento Basin natural gas play from Silver Star Energy, Inc. The announcement was made today by Fidelis Energy's CEO, Frank Anjakos.

Under the terms of the agreement, Fidelis will contribute $250,000 towards the costs of drilling and completing the first gas well and convert to a working interest partner on all further wells. The North Franklin project is situated along the "Eastside Winters Stratigraphic Trend" which has produced in excess of 450 Bcf gas. The project is located in Sacramento County, between the cities of Stockton and Sacramento.

Currently at North Franklin there is under lease, approximately 1,000 gross acres. The multi-objective gas reservoir target is thick, deep-water basin Winters Formation. The Winters Formation sands are permeable, upper Cretaceous sandstones. Based on a 450 acre closure, average net pay sands of 75 feet and a recovery factor of 1200 mcf/acre-foot, the potential prospect reserves are estimated at 40.5 Bcf of gas.

This compares favorably to similar Winters stratigraphic traps in the region such as at Staten Island (50 Bcf), West Thornton/Walnut Grove (45 Bcf), Putah Sink (48 Bcf) and Union Island, the trend's largest field at 278 Bcf. The Staten Island pool of the River Island field is the analog to the North Franklin. The average initial production rate of gas wells at the Staten Island pool is 7,000 mcf/day gas. Fidelis could anticipate, upon success, similar gas flow rates on a per day basis to these wells.

Silver Star Energy Inc. has retained a 75% working interest and Archer Exploration, Inc. and the operator of the project, Longbow LLC of Bakersfield retains the remaining 10% interest. Fidelis has now signed off on the executed AFE (Authority for Expenditure) for the initial 7,800 foot test well, named "Archer-Whitney #1." The well location has been chosen, surveyed and permitted. Expected tie-in cost of a successful well is estimated at $300,000 of which Fidelis will be responsible for its 15% working interest. The prospect is in close proximity to existing gas infrastructure in the area. Fidelis has been informed by the operator that the spud date of "Archer-Whitney #1" well is to be in early May.

About Fidelis Energy, Inc.

Based in Tucson, AZ, Fidelis Energy is an oil and gas company that identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, production from underdeveloped and under-utilized projects, the company is pursuing oil and gas production throughout North America.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Fidelis Energy, Inc. has little or no control.

ON BEHALF OF THE BOARD

Fidelis Energy Inc.

Frank Anjakos-President

To find out more about Fidelis Energy, Inc. (OTC BB:FDEI.OB - News), visit our website at www.fidelisenergy.com.